CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2016, relating to the financial statements and financial highlights, which appears in the December 31, 2015 Annual Report to Shareholders of The Merger Fund VL, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", “Independent Registered Public Accounting Firm” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 22, 2016

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us